Exhibit 10.4

OPTION TO PURCHASE AGREEMENT

THIS AGREEMENT entered into this 14th day of February, 2005, by and between High Desert Winds, LLC, a Nevada limited liability company, of 2152 Reno Highway, Suite A, Fallon, Nevada, 86406, (hereinafter referred to as “Optionor”) and Idaho General Mines, Inc., an Idaho corporation, of N. 10 Post Street, Suite 610, Spokane, Washington, 99201 (hereinafter referred to as “Optionee”).

RECITALS

WHEREAS, Optionor is the owner of certain real and personal property more particularly described below; and

WHEREAS, Optionee desires to obtain an Option to Purchase said property;

WHEREAS, Optionee needs a six to nine month period of due diligence to determine whether the property is suitable for the use of producing alternative energy or its highest and best use;

NOW THEREFORE, far and in consideration of the sum of Fifty Thousand Dollars ($50,000.00), receipt of which is hereby acknowledged and pursuant to that certain Letter Agreement entered into between the parties on February 4, 2005 and the covenants and conditions contained herein and other good and valuable consideration, the receipt of which are hereby acknowledged, the parties agree as follows:

WITNESSETH

1.

Description of Premises:  For and in consideration of the sums to be paid in the amounts and in the manner hereinafter set forth, and the covenants and conditions to be kept and performed by Optionee, Optionor does hereby grant to Optionee an irrevocable and exclusive Option to purchase (hereinafter the “Option”), the following described real and personal property, including all fixtures, rights, mining data, intellectual property applicable to the property, privileges, improvements and appurtenances thereto, if any, in Optionor’s possession, mineral rights, and water rights, to wit:

See Exhibits “1” and “2” attached hereto and by this reference incorporated herein and made a part hereof.

(a)

In addition, Optionor is in possession of twenty-eight (28) unpatented mining claims which are included in the sale and are identified in Exhibit “3” attached hereto and incorporated herein by reference.

OPTION TO PURCHASE AGREEMENT - PAGE 1

2.

 Option Terms:  This Option shall be in effect for six (6) months from February 4, 2005.  Optionee shall also be entitled one three (3) month extension of this Option provided Optionee pays an additional sum of Fifty Thousand Dollars ($50,000.00) to Optionor for said extension.  Either Option may be exercised at any time by Optionee during the respective Option term.  Optionee shall provide Optionor at least sixty (60) days written notice of intent to exercise either Option before the end of the Option term.  The Closing date shall be mutually agreed upon by the parties and thereafter shall not be changed unless done so in writing, signed by all parties.  In any event, the Closing date shall occur within the nine (9) month due diligence/Option period and no later than 5:00 p.m.  PST on August 4, 2005 or November 4, 2005, as the case may be.  Upon Optionee’s providing written notice of exercising either Option, the purchase documents necessary to effectuate this transaction shall be forwarded and deposited with the closing agent in a timely fashion for closing on the agreed upon date.

3.

 Optionee agrees, within forty five (45) days of the execution of this Option to provide to Optionor an asset purchase agreement to be entered into at closing upon Optionee’s exercise of this Option.  In case of need for an extension of this deadline, approval by Optionor shall not be unreasonably withheld.  The parties further agree that the fact a fully negotiated and agreed upon asset purchase agreement is not attached hereto does not render this Option or the agreements set forth herein unenforceable.

(a)

Optionee agrees during the due diligence/Option term and/or until the Equatorial Tonopah, Inc., bond is released by the Nevada Department of Environmental Protection (NDEP) and/or the Bureau of Land Management (BLM) or Optionee has assumed liability under the bond, that it will not seek a reclassification or change in use or classification of the property from its present use/classification.  Further, Optionee agrees it will not contact NDEP, BLM or Equatorial Tonopah, Inc., seeking or suggesting such a change.

(b)

After passage of the time period set forth in 3.a) above or the events cited therein occur, the Optionee may deem it necessary or appropriate to seek a different use and/or taxing classification or zoning for the Premises.  If Optionee proceeds with the filing of any such application with Federal, State or local authorities regarding the Premises, Optionor agrees to cooperate with Optionee and, if requested, consent and/or concur in said application and not, directly or indirectly, oppose the same.  This provision shall survive closing.

(c)

Upon execution of this Option, Optionor shall provide Optionee (for it to copy at its own expense) all data and information in its possession, control, and/or ownership with respect to the Premises and the wind and hydrothermal potential and any other data concerning the Premises to the extent Optionor is legally and contractually entitled to disclose such data and information.  Optionee acknowledges and agrees that Optionor makes no representation or warranty as to the accuracy, reliability or completeness of any such data or information, and Optionee shall rely on the same at its sole risk.

4.

Option Consideration:  The agreed consideration for this Option is Fifty Thousand Dollars ($50,000.00), all of which has been paid by the Optionee and is nonrefundable if Optionee does not exercise this Option.  The consideration for the extension, Fifty Thousand Dollars ($50,000.00) is also nonrefundable if the Option is not exercised.  Optionee

OPTION TO PURCHASE AGREEMENT - PAGE 2

acknowledges and agrees it is reasonable that said sums are nonrefundable.  If either Option is exercised, only the Option consideration paid for the first option shall be applied to the Purchase Price.

A.

At the time Optionee provides Notice of its intent to exercise this Option, Optionee shall pay an additional One Hundred Thousand Dollars ($100,000 00).  If Optionee fails to close the transaction, said sum shall be non-refundable as and for liquidated damages to Optionor.  If the transaction is closed, the One Hundred Thousand Dollars ($100,000.00) paid at the time of delivery of the Notice of intent to exercise the Option shall be applied to the purchase price.

B.

If Optionee properly and timely exercises this Option, including any extension hereof, and Optionor refuses or fails to promptly and timely execute an asset purchase agreement and/or any other documents required therein and fails to convey the property as provided herein, Optionee may seek specific performance of this Option.  In addition, Optionee may seek any and all other alternative remedies which may be available to it in law and or equity.

5.

Effective Date:  This Agreement is in full force and effect upon execution by both parties and the effective date hereof is February 4, 2005.  A Memorandum of Agreement in the form attached hereto as Exhibit “4” shall be recorded in the Records of Nye County, Nevada evidencing this Option.

6.

Purchase Price:  The Purchase Price for the Premises described above, if the Option is exercised, is the sum of FIVE MILLION DOLLARS ($5,000,000.00), payable in full at the time of closing.

A.

Optionor represents and warrants the premises are not subject to any liens, encumbrances, debts or mortgages and that Optionor has clear and marketable title to the Premises and all assets the subject of this Option.  During the Option term, Optionor shall not encumber, lien or permit any liens or encumbrances to attach to the premises.

7.

Title Insurance:  Optionor shall furnish a Preliminary Title Report from a reputable title insurance company within thirty (30) days of the date of execution of this Option, evidencing marketable title to said property in fee simple, subject to printed exceptions and easements and covenants of record.  The parties shall equally split the cost of said report and pay their share of the cost upon presentment of the report bill.

A.

The Optionee shall examine said report and advise the Optionor in writing, signed by Optionee or its attorney, specifying in detail, the objections, if any; Optionee makes to the title.  Said objections all be made to the Optionor within twenty one (21) days of receipt of the report or the right to so object shall be considered waived.

B.

It is further understood and agreed that if, for any reason, the Optionor shall fail to so furnish said report within thirty (30) days, or are unable to meet the Optionee’s objections as indicated in the aforementioned letter, then the Optionee shall have the option to

OPTION TO PURCHASE AGREEMENT - PAGE 3

declare this Agreement null and void or Optionee can elect to waive the objections and proceed with the purchase.  If the Optionee has no objections or waives its objections, the Optionor shall, within fifteen (15) days cause a supplemental policy to be issued pending the closing of this transaction.  At closing, a Title Insurance Policy shall be delivered to Optionee.

C.

And furthermore, the Optionor shall be allowed thirty (30) days in which to commence action to cure any such defects in the title and the Optionor hereby agrees that said defect or defects shall be made good and the title perfected as soon as reasonably possible at Optionor’s own expense.

D.

Optionee acknowledges it has been provided notice of that certain non-participating production royalty equal to twelve percent (12%) of Net Smelter Returns (NSR) held by Equatorial Tonopah, Inc. and Tonopah CTMC, Inc. which NSR is applicable to the real property set forth in Exhibits “1” and “2”, respectively.

8.

Closing: Upon exercising this Option, closing shall take place at a reputable title company in Fallon, Nevada, to be designated by Optionor, after consultation with Optionee.

A.

Closing Costs:  Closing costs, including but not limited to county transfer tax and title insurance and shall be paid one-half (1/2) by the Optionee and one-half (1/2) by the Optionor.

B.

Other Documents:  The parties hereto agree to execute the usual, customary and necessary documents to effectuate and complete the transaction herein described.

C.

Taxes:  Real property taxes and assessments, including assessments for the unpatented mining claims, identified in Exhibit “3” shall be prorated to the date of closing.

9.

Representation of Attorney:

A.

It is understood that both parties have retained attorneys of their own choosing and each party shall bear their own attorney fees.

10.

Brokerage and Finder’s Fees, Indemnity:  That parties acknowledge Lee Hutchens and his spouse are real estate brokers, however, neither are or have been acting in that capacity in this transaction.  There is no real estate broker involved in this transaction and no commissions or finder’s fees are due any third parties.  Optionor has disclosed it previously retained Carlson and Associates of Las Vegas, Nevada to market the property for alternative energy development.  Optionor warrants no fees are due Carlson in connection with this transaction.  Optionee warrants it and its employees, representatives and directors have had no contact or dealings with Carlson and Associates regarding this transaction.  In the event that any claim is asserted for a commission or finder’s fee with respect to this Option Agreement or the transaction contemplated hereby, Optionor shall defend, indemnify and hold harmless Optionee from and against any losses with respect thereto.

11.

Time is of the Essence:  Time shall be of the essence of this Agreement.

OPTION TO PURCHASE AGREEMENT - PAGE 4

12.

Attorney Fees to Prevailing Party:  Should any suit be instituted by either party to seek enforcement of this Agreement, the prevailing party shall be entitled to receive from the losing party, a reasonable amount of attorney fees to be fixed by the court having jurisdiction thereof and taxed as costs in such suit.

13.

Notices.

(a)

All Notices and other communication required by this Option shall be in writing and shall be addressed respectively as follows:

Optionor:

High Desert Winds, LLC
2152 Reno Highway, Suite A
Fallon, NV 89406
c/o Lee Hutchens

Copy to:

Ryan T. Campbell, Esq.
427 Ridge Street, Suite B
Reno, NV 89501

Optionee:

Idaho General Mines, Inc.
N. 10 Post Street, Suite 610
Spokane, WA 99201

All notices shall be given by either (a) personal delivery to the party, (b) electronic communication, with confirmation of transmission, (c) registered or certified mail returned receipt requested, or (d) commercial carrier.  All notice shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours and, if not delivered during normal business hours, on the next business day following delivery, and (ii) if by electronic communication, by mail, or by commercial carrier, on the next business day after actual receipt.  A party may change its address by providing notice to the other party.

14.

Confidentiality, Cooperation, Press Releases:  The parties shall keep confidential any and all information in its possession or control relating to this Agreement, except to the extent any such information may be generally available to the public, obtained from independent sources or as required by law or judicial order or decree or by any governmental agency or authority or as either party deems appropriate to administer or enforce the Agreement.  The parties shall also cooperate with each other in the preparation of any press releases or other public disclosures in connection with the transactions contemplated by this Option Agreement.  Except as in the opinion of counsel as may be required by law or stock exchange rule, prior to the exercise of this Option, no party will, without prior consultation with the other, make any press release or announcement to any third party concerning this Agreement or the transactions contemplated hereby.

OPTION TO PURCHASE AGREEMENT - PAGE 5

15.

Entire Agreement:  This Agreement and the Letter Agreement constitute and represent the entire agreement between the parties and there are no other agreements, written or oral.  All other prior understandings and agreements have been merged and incorporated into this Agreement.

16.

Additions, Alterations or Modifications:  Any additions, alterations or modifications to this Agreement shall be in writing and no oral agreement shall be effective.

17.

Non-Assignment:  Neither party may assign this Option without the written notice and consent of the other party, and any attempted assignment without notice and consent of the Optionor shall not vest any right in the assignee.  The parties agree consent will not be unreasonably withheld.

18.

Optionor and Optionee both represent and warrant that each has the requisite authority and power to enter into this Option.

19.

Inurement:  The provisions, covenants and conditions of this Option shall be binding upon and inure to the benefit of the heirs and representatives of the parties.

20.

Counterparts, Facsimile:  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  This Agreement and any counterpart thereof may be executed by facsimile and when delivered shall be deemed to be an original.

21.

Right of Entry:  During the due diligence/Option period, Optionee may enter the property only with the written permission of Optionor.

22.

Governing Law.  The law of the State of Nevada will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

Optionor: High Desert Winds, LLC By: /s/ Lee Hutchens Printed Name: Lee Hutchens Title: President	Optionee: Idaho General Mines, Inc. By: /s/ Robert L. Russell Printed Name: Robert L. Russell Title: President

By: /s/ Dick Reason Printed Name: Dick Reason Title: Vice President	By: /s/ Michael K. Branstetter Printed Name: Michael K. Branstetter Title: Secretary

OPTION TO PURCHASE AGREEMENT - PAGE 6

ADDENDUM TO OPTION TO PURCHASE AGREEMENT

This Addendum to the Option to Purchase Agreement entered into on the 14th day of February, 2005 is hereby entered into this 15th day of June, 2005 by and between High Desert Winds, LLC a Nevada limited liability company whose address is 2152 Reno Highway, Suite A, Fallon, Nevada 89406 (Optionor), and Idaho General Mines, Inc., and Idaho corporation whose address is N. 10 Post Street, Suite 610, Spokane Washington, 99201 (Optionee).

WHEREAS the parties have entered into an Option to Purchase Agreement for the purchase of real and personal property on February 14, 2005; and

WHEREAS Optionee desires to extend the time during which the option may be exercised and the transaction closed;

NOW THEREFORE, for and in consideration of the mutual covenants set forth herein, the parties agree as follows:

WITNESSETH

1.

In exchange for Optionor extending the date of closing of the transaction to not later than February 4, 2006 and, except as otherwise provided herein, waiving any further requirements of Notice under Section 2 of the Option to Purchase Agreement, Optionee agrees to:

A.

Pay the amount of SEVENTY-FIVE THOUSAND DOLLARS ($75,000.000) to Optionor on or before June 17, 2005; and

B.

Provide Notice of its intent to exercise the Option and pay the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) to Optionor on or before August 4, 2005.

2.

If Optionee fails to provide Notice of its intent to exercise the option and pay the amount of ONE HUNDRED THOUSAND DOLLARS ($ 100,000.00) on or before August 4, 2005 to Optionor, the entire Option to Purchase Agreement entered into on February 14, 2005 shall become null and void and Optionor shall be free to place the property back upon the open market for sale.

3.

The amount of SEVENTY-FIVE THOUSAND DOLLARS ($75,000.000) shall not be applied towards the purchase price of the property and shall be non-refundable.

4.

If Optionee closes the transaction on or before February 4, 2006 the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) shall be applied towards the purchase price.  If Optionee fails to close the transaction on or before February 4, 2006, said sum shall be non-refundable as and for liquidated damages to Optionor.

1

5.

The Option may be exercised at any time after the execution of this Addendum to Option to Purchase Agreement up to and including February 4, 2006, however Optionee may not exercise the Option or close the transaction until it has fully complied with the provisions of Section l of this Addendum to Option to Purchase Agreement.  Optionee shall provide Optionor with 30 days Notice before closing the transaction.

6.

The provisions of this Addendum to Option to Purchase Agreement shall only be construed to supersede Sections 2 and 4 of the Option to Purchase Agreement and shall not be construed to extend any due diligence otherwise afforded to Optionee under the Option to Purchase Agreement.  All other provisions of the Option to Purchase Agreement shall remain in full force and effect.

7.

This Addendum to Option to Purchase Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  This Agreement and any counterpart may be executed by facsimile and when delivered shall be deemed an original.

IN WITNESS WHEREOF, the parties have hereunto set their hand on the day and year first above written.

Optionor: High Desert Winds, LLC By: /s/ Lee Hutchens Printed Name: Lee Hutchens Title: President	Optionee: Idaho General Mines, Inc. By: /s/ Robert L. Russell Printed Name: Robert L. Russell Title: President

By: /s/ Dick Reason Printed Name: Dick Reason Title: Partner	By: /s/ Michael K. Branstetter Printed Name: Michael K. Branstetter Title: Secretary

2

SECOND ADDENDUM TO OPTION TO PURCHASE AGREEMENT

This Second Addendum to the Option to Purchase Agreement is hereby entered into this 17th day of January, 2006 by and between High Desert Winds, LLC, a Nevada limited liability company whose address is 2152 Reno Highway, Suite A, Fallon, Nevada 89406, (Optionor) and Idaho General Mills, Inc., an Idaho corporation whose address is 10 N. Post Street, Suite 610, Spokane, Washington 89201, (Optionee).

WHEREAS, the parties have entered into an Option to Purchase Agreement for the purchase of real and personal property the effective date of which is February 4, 2005; and,

WHEREAS, the parties also entered into an Addendum to Option to Purchase Agreement on the 15th day of June, 2005; and,

WHEREAS, the parties desire to extend the date by which the transaction may be closed.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

W I T N E S S E T H

1.

It was the agreement of the parties that the transaction set forth in the Option to Purchase Agreement would close by February 4, 2005.

2.

Optionee may, at its discretion, close this transaction on or before February 17, 2006 without paying any additional consideration.  Notwithstanding this provision, the closing of this transaction shall occur no later than March 17, 2006 with the actual date for closing being selected by Optionee by providing thirty (30) days notice to the Optionor before closing the transaction.  Notice to close shall be given on or before January 17, 2006 or February 17, 2006 as the case may be.

A.

If the Optionee elects not to give the 30 day notice on or before January 17, 2006, Optionee shall pay Optionor Eighty Thousand Dollars ($80,000.00) (the Extension Sum) on or before January 17, 2006 to extend the closing date to March 17, 2006.  If Optionee gives notice of intent to close on or before February 4, 2006 and closes this transaction on or before March 4, 2006, $40,000.00 of the Extension Sum shall be credited to the purchase price in escrow.

B.

Except as otherwise provided in paragraph A, the Extension Sum shall not be applied towards the purchase price and shall be non-refundable.

3.

The closing date is extended for the purpose of allowing Optionor and Optionee to conduct an additional physical inspection of the property to determine to their reasonable satisfaction that there are no environmental matters, hazardous substances or ground contaminations on the site resulting from the disposal of a certain transformer which occurred during March, 2005 as witnessed by representatives of Optionee.

A.

Optionor shall be responsible for all clean-up, if any, required by the Nevada Department of Environmental Protection associated with the disposal of the transformer.  This provision shall survive closing.

4.

The parties further agree that not all personal property located on the site is the subject of specific identification in the Asset Purchase Agreement.  Any personal property which is present on the closing date shall become the property of Optionee.  All utility transformers (whether or not listed in the exhibits of property) shall be included as personal property purchased by Optionee and shall not be removed from the property.

A.

The 2.5 million gallon steel water tank (not currently in use) continues to be excluded as an asset purchased by Optionee.  If said water tank is not removed from the property on or before the closing date, it shall become the property of Optionee.

5.

The exercise of the extension to close this transaction to not later than March 17, 2006 shall constitute the agreement of the parties that all matters to the entire Agreement between the parties have been fully and finally resolved and that no further claims will be asserted by Optionee relating thereto.  Further, if Optionee fails to give notice of its intent to close this transaction on or before February 17, 2006, then the contract shall expire and neither party shall assert any claims against the other arising from the entire Agreement.

6.

This Second Addendum to Option to Purchase Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  This Second Addendum and any counterpart may be executed by facsimile and when delivered shall be deemed an original.  All other provisions in the Addendum to Option to Purchase Agreement and the Option to Purchase Agreement shall remain in full force and effect except as modified herein.  The purpose of this second Addendum is to extend the closing date in order to allow Optionor and Optionee to perform additional physical inspection of the property as set forth herein.

7.

The effective date of this Second Addendum is January 4, 2006.

IN WITNESS WHEREOF, the parties have hereunto executed this Second Addendum.

Optionor: High Desert Winds, LLC By: /s/ Lee Hutchens Printed Name: Lee Hutchens Title: President	Optionee: Idaho General Mines, Inc. By: /s/ Robert L. Russell Printed Name: Robert L. Russell Title: President

By: /s/ Dick Reason Printed Name: Dick Reason Title: Partner	By: /s/ Michael K. Branstetter Printed Name: Michael K. Branstetter Title: Secretary

THIRD ADDENDUM TO OPTION TO PURCHASE AGREEMENT

This Third Addendum to the Option to Purchase Agreement is hereby entered into this 14 day of March, 2006 by and between High Desert Winds, LLC, a Nevada limited liability company whose address is 2152 Reno Highway, Suite A, Fallon, Nevada 89406, (Optionor) and Idaho General Mines, Inc., an Idaho corporation whose address is 10 N.  Post Street, Suite 610, Spokane, Washington 99201, (Optionee).

RECITALS

WHEREAS the parties have entered into an Option to Purchase Agreement for the purchase of real and personal property, as more particularly described therein, (Option Property) on February 4, 2005; and,

WHEREAS the parties also entered into an Addendum to Option to Purchase Agreement on the 15th day of June, 2005 and a Second Addendum to Option to Purchase Agreement on the 17th day of January, 2006; and,

WHEREAS [*]; and

WHEREAS the [*] is referred to as the [Document]1.

WHEREAS the parties desire to close on March 17, 2006 on a portion of the Option Property and delay closing on the remaining portion pursuant to the provisions set forth in this Third Addendum.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

WITNESSETH

A.

The closing date shall be March 17, 2006.

B.

[*].

C.

Portions of the Option Property are the subject of the [Document], however, other portions of the Option Property are not the subject of the [Document].

1[*] Denotes confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

 This defined term used in the text of the original agreement has been changed for confidentiality purposes.

THIRD ADDENDUM TO OPTION TO PURCHASE AGREEMENT - 1

1.

The Option Property that is the subject of the [Document] includes portions of the fee land set forth in Exhibit “A” to the parties’ Asset Purchase Agreement.  The specific portions will be identified prior to March 17, 2006.

2.

Further, the Option Property that is subject to the [Document] is also set forth in summary form as Exhibit “C” to the [*].

D.

The parties confirm the existence of a 12% NSR created by Instrument numbers [*].  This addendum does not affect that NSR.

E.

For convenience of description in this Third Addendum and subject to definitive deeds (as said deeds are required by the Asset Purchase Agreement) the real property the subject of this Third Addendum and the Option to Purchase is divided into two (2) categories, as follows:

1.

[A](1) properties—means those properties the subject of the Option to Purchase that are not included in and not subject to the terms and provisions of the [Document].

2.

[B](1) properties—means those properties the subject of the Option to Purchase that are included in and subject to the terms and provisions of the [Document].

F.

Optionee supplied Optionor with a proposed on March 8, 2006 which addresses and is intended to cure the [*] and the [*] created thereby.

G.

The parties desire to close this transaction on March 17, 2006 by Optionor conveying and Optionee paying for the [A] properties and all the other assets as set forth in the Option to Purchase and Asset Purchase Agreement, except as provided below.  The [B] properties shall continue to be the subject of the parties Option to Purchase Agreement as modified herein.

H.

On March 17, 2006 Optionee shall pay to Optionor the sum of $4,400,000 representing the purchase price for all the [A] properties and all other assets as set forth in the Option to Purchase and Asset Purchase Agreement, except as provided below.  The purchase price being determined as follows:

1.

$4,500,000.00 less credit for the sum of $100,000.00 previously paid by the Optionee and,

2.

$0 for Optionor’s share of the closing costs.

I.

The parties’ Option to Purchase shall be extended until March 17, 2008 at which time the transaction for the remaining properties that are the subject of the Option to Purchase Agreement shall close.  Said property consists of all the [B] properties.

1.

During the extended Option Period ending no later than March 17, 2008, Optionor and Optionee agree to cooperate with each other to jointly take such steps and acts

THIRD ADDENDUM TO OPTION TO PURCHASE AGREEMENT - 2

necessary, using their best efforts, to resolve [*].  Such necessary acts and steps may include but are not necessarily limited to:

(a)

[*].

(b)

[*].

(1)

[*],

(c)

Each party shall as promptly as possible respond to requests and instructions of the other.

J.

The parties agree to be equally responsible for the costs of the acts and steps set forth in paragraph I above.

K.

If the parties are able to resolve [*] by March 17, 2008, Optionee shall pay to Optionor the sum of One Million Dollars ($1,000,000.00) for the [B] properties and close the transaction.  If however, Optionee decides, in its sole judgment and discretion, at any time prior to March 17, 2008 that the [*] Optionee shall proceed with the purchase of the [B] properties for the sum of Five Hundred Thousand Dollars ($500,000.00).  Optionee shall provide Optionor with the 30 days notice of its desire to close.

1.

At the closing of the [B] properties the parties shall pro-rate the costs as set forth in the Option to Purchase Agreement.

L.

This Third Addendum to Option to Purchase Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  This Third Addendum and any counterpart may be executed by facsimile and when delivered shall be deemed an original.  All other provisions in the Addendum to Option to Purchase Agreement, Second Addendum to Option to Purchase Agreement and the Option to Purchase Agreement shall remain in full force and effect except as modified herein.

M.

All of the provisions set forth in the Option to Purchase Agreement, the Addendum, Second Addendum shall apply to the [B] properties which shall close at a later date.

THIRD ADDENDUM TO OPTION TO PURCHASE AGREEMENT - 3

IN WITNESS WHEREOF, the parties have hereunto executed this Third Addendum with an effective date of March 17, 2006.

Optionor: High Desert Winds, LLC By: /s/ Dick Reason Printed Name: Dick Reason Title: Partner Date: March 17, 2006	By: /s/Lee Hutchens Printed Name: Lee Hutchens Title: Partner Date: March 17, 2006

Optionee: Idaho General Mines, Inc. By: /s/ Robert L. Russell Printed Name: Robert L. Russell Title: President Date: March 15, 2006	By: /s/ Michael K. Branstetter Printed Name: Michael K. Branstetter Title: Secretary Date: March 15, 2006

THIRD ADDENDUM TO OPTION TO PURCHASE AGREEMENT - 4